Exhibit 23.1

Deloitte LLP
Bay Adelaide East
8 Adelaide Street West
Suite 200
Toronto ON M5H 0A9
Canada

Tel: 416-601-6150
Fax: 416-601-6610
www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) of our report dated February 22, 2021, relating to the financial statements of TELUS International (Cda) Inc. appearing in the Annual Report on Form 20-F for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
September 23, 2021